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                                                                   EXHIBIT 99.2


                                                                 1999 NQO NO.
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                           LORECOM TECHNOLOGIES, INC.


                         1999 LONG-TERM INCENTIVE PLAN



                         ------------------------------



                      NONQUALIFIED STOCK OPTION AGREEMENT








Participant
Name:  ______________                             Grant Date: __________, 1999



                                             Vesting Schedule
                                             ----------------
                                                          Percent of Stock
Shares Subject to                 Exercise Dates:         Option Exercisable
 Option:         ___________      --------------          ------------------
Expiration Date: ___________      _______________               20%
Option Price:   $___________      _______________               40%
                                  _______________               60%
                                  _______________               80%
                                  _______________              100%




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                      NONQUALIFIED STOCK OPTION AGREEMENT
                      UNDER THE LORECOM TECHNOLOGIES, INC.
                         1999 LONG-TERM INCENTIVE PLAN


          THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Option Agreement"), made as of the grant date set forth on the cover page of this Option Agreement (the "Cover Page") at Oklahoma City, Oklahoma, by and between the participant named on the Cover Page (the "Participant") and LORECOM TECHNOLOGIES, INC. (the "Company"):

                              W I T N E S S E T H:

          WHEREAS, the Participant is an executive of the Company or a Subsidiary of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or the Subsidiary of the Company; and

          WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the common stock of the Company, as hereinafter provided, pursuant to the "LORECOM Technologies, Inc. 1999 Long-Term Incentive Plan" (the "Plan"), a copy of which has been provided to the Participant; and

          WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

          SECTION 1. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the "Stock Option") to purchase all or any part of the number of shares of its voting common stock, par value $.01 (the "Stock") set forth on the Cover Page, under and subject to the terms and conditions of this Option Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be the option price set forth on the Cover Page (the "Option Price").

          SECTION 2. Times of Exercise of Stock Option. After, and only after, the conditions of Section 9 hereof have been satisfied and the Company's shareholders have approved the Plan in accordance with the provisions of
Section 21 of the Plan, the Participant shall be eligible to exercise the Stock Option pursuant to the vesting schedule set forth on the Cover Page (the "Vesting Schedule"). If the Participant's employment with the Company (or of any one or more of the Subsidiaries of the Company remains full-time and continuous at all times prior to any of the exercise dates specified on the Cover Page (the "Exercise Dates"), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Option Agreement having been satisfied, to exercise on or after the applicable Exercise Date, on a cumulative basis, the number of shares of Stock determined by multiplying the aggregate number of shares set forth on the Cover Page by the designated percentage set forth on the Cover Page.

          SECTION 3. Term of Stock Option. The Stock Option shall expire at the close of business on the earliest of the following dates and shall not be exercised after such date: (i) the expiration date set forth on the Cover Page;
(ii) if the Participant's termination of employment ("Termination of Employment") occurs by reason of death or Disability, the one-year anniversary of the date of such Termination of Employment; or (iii) if the Participant's Termination of Employment occurs for reasons other than death or Disability, the 90 day anniversary of the date of such Termination of Employment. Provided, however, in no event shall the term of the Stock Option be longer than ten years from the Date of Grant.



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          SECTION 4. Transferability of Stock Option.

                  (a) General. Except as provided in Section 4(b) hereof, the Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised, during the lifetime of the Participant, only by the Participant. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be assigned, transferred (except as provided above and in Section 4(b) hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.

                  (b) Limited Transferability of Options. The Stock Options may be transferred by such Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners; provided that there may be no consideration for any such transfer and subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with
Section 4(a) hereof. Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 4(b), the term Participant shall be deemed to refer to the transferee. The events of termination of employment of the Plan shall continue to be applied with respect to the original Participant, following which the Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in the Plan. No transfer pursuant to this Section 4(b) shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request.

          SECTION 5. Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company or any Subsidiary, the Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Option Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary, to terminate the Participant's employment at any time.

          SECTION 6. Acceleration of Otherwise Unexercisable Options on Death, Disability or Other Special Circumstances. The Committee, in its sole discretion, may permit (i) a Participant who terminates employment due to a Disability, (ii) the personal representative of a deceased Participant, or
(iii) any other Participant who terminates employment upon the occurrence of special circumstances (as determined by the Committee) to purchase all or any part of the unvested shares subject to the Stock Option on the date of the Participant's death, termination of his employment due to a Disability, or as the Committee otherwise so determines. With respect to shares subject to the Stock Option for which the applicable Exercise Date(s) has occurred or for which the Committee has permitted purchase in accordance with the foregoing provisions, the Participant, or the representative of a deceased Participant, shall automatically have the right to purchase such shares within three months of such date of termination of employment, one year in the case of a Participant suffering a Disability or three years in the case of a deceased Participant.

          SECTION 7. Method of Exercising Stock Option.

                  (a) Procedures for Exercise. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company at the time the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Stock Option. Such notice shall state the election to exercise the Stock Option, the number of shares of Stock to be purchased upon exercise, and the form of payment to be used, and shall be signed by the person so exercising the Stock Option.

                  (b) Form of Payment. Payment in full for shares of Stock purchased under this Option Agreement shall accompany the Participant's notice of exercise, together with payment for any applicable withholding taxes. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering Stock or other equity securities of the Company having a Fair Market Value on the date of payment equal to the


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amount of the Option Price; (iii) by directing the Company to withhold shares of Stock having a Fair Market Value on the date of payment equal to the amount of the Option Price from the shares of Stock to be delivered to the Participant upon exercise of the Stock Option or (iv) a combination thereof. In addition to the foregoing procedure which may be available for the exercise of the Stock Option, after the date on which the Company's Stock is listed on a national securities exchange or the NASDAQ/National Market System or quoted on the over-the-counter market by the National Association of Securities Dealers, the Participant may deliver to the Company a notice of exercise which includes an irrevocable instruction to the Company to deliver the stock certificate representing the shares of Stock being purchased, issued in the name of the Participant, to a broker approved by the Company and authorized to trade in the common stock of the Company. Upon receipt of such notice, the Company shall acknowledge receipt of the executed notice of exercise and forward this notice to the broker. Upon receipt of the copy of the notice which has been acknowledged by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the Stock Option, the broker may sell the Stock or any portion thereof. The broker shall deliver directly to the Company that portion of the sales proceeds sufficient to cover the Option Price and withholding taxes, if any. For all purposes of effecting the exercise of the Stock Option, the date on which the Participant gives the notice of exercise to the Company, together with payment for the shares of Stock being purchased and any applicable withholding taxes, shall be the "date of exercise." If a notice of exercise and payment are delivered at different times, the date of exercise shall be the date the Company first has in its possession both the notice and full payment as provided herein.

                  (c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person other than the Participant due to the transfer of the Stock Option in accordance with Section 4 hereof, such notice shall also be accompanied by appropriate proof of the right of such person to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 12101 North Meridian, Oklahoma City, Oklahoma 73120, and it shall be deemed to have been given when it is so personally delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

          SECTION 8. Acceleration of Stock Option Upon Change of Control. In the event of a Change of Control (as defined below), any and all outstanding Options not fully vested shall automatically vest in full and shall be immediately exercisable. The date on which such accelerated vesting and immediate exercisability shall occur (the "Acceleration Date") shall be the date of the occurrence of the Change of Control.

          A "Change of Control" shall be deemed to have occurred if, after the IPO Date:

          (i) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;

          (ii) the Company sells, leases or exchanges all or substantially all of its assets to another corporation, which is not a wholly-owned Subsidiary of the Company;

          (iii) any person or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires (together with voting securities of the Company held by such person or "group") 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions;

          (iv) there is a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or

         (v) the individuals who, at the beginning of any period of twelve consecutive months, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the nomination for election or election by the Company's shareholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved.


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         Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if, prior to the time a Change in Control would otherwise be deemed to have occurred pursuant to the above provisions, the Board determines otherwise.

         SECTION 9. Securities Law Restrictions. The Stock Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.

         SECTION 10. Payment of Withholding Taxes. No exercise of any Stock Option may be effected until the Company receives full payment for any required state and federal withholding taxes. Payment for withholding taxes shall be made in cash, by check , or by the Participant surrendering, or the Company retaining from the shares of Stock to be issued upon exercise of the Stock Option, that number of shares of Stock (based on Fair Market Value) that would be necessary to satisfy the requirements for withholding any amounts of taxes due upon the exercise of the Stock Option. For the purpose of calculating the Fair Market Value of shares surrendered or retained to pay withholding taxes, the relevant date shall be the date of exercise. In the event the Participant uses the "cashless" exercise/same-day sale procedure set forth in Section 7(b) hereof to pay withholding taxes, the actual sale price of shares sold to satisfy payment shall be used to determine the amount of withholding taxes payable. Nothing herein, however, shall be construed as requiring payment of withholding taxes at the time of exercise if payment of taxes is deferred pursuant to any provision of the Code, and actions satisfactory to the Company are taken which are designed to reasonably insure payment of withholding taxes when due.

         SECTION 11. Notices. All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

         IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

                            LORECOM TECHNOLOGIES, INC., an Oklahoma corporation


                            By
                               ------------------------------------------------
                                                                      President

                                                "COMPANY"

                            ---------------------------------------------------

                                               "PARTICIPANT"


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